Exhibit 10.3

AMENDMENT TO CORPORATE INTEGRITY AGREEMENT
between the
Office of Inspector General
of the
Department of Health and Human Services
and
Beverly Enterprises Inc.

I.	Preamble and Scope of Amendment

On February 3, 2000, the Office of Inspector General (“OIG”) of the Department of Health and Human Services and Beverly Enterprises Inc. entered into a Corporate Integrity Agreement (“CIA”). On August 1, 2002, the Superior Court for the State of California, District of Santa Barbara, entered a Permanent Injunction and Final Judgment (“PIFJ”) against Beverly Enterprises Inc. In light of the PIFJ, Beverly and the OIG hereby enter into this Amendment to the CIA pursuant to Section XI.C of the CIA.

II.	Term and Scope of the Amendment

     A. The period of the compliance obligations assumed by Beverly under this Amendment shall be five years from the effective date of this Amendment (“Amendment Effective Date”) (unless otherwise specified). Notwithstanding the foregoing, upon completion of the third year of this Amendment, the OIG, in its sole discretion, may waive Beverly’s obligation under Section III.D infra to retain an Independent Monitor for one or more of the remaining two years of the Amendment. The Amendment Effective Date shall be the date on which the final signatory of this Amendment executes this Amendment. Each one-year period, beginning with the one-year period following the Effective Date, shall be referred to as a “Reporting Period.”

     B. The scope of this Amendment shall be governed by the following definitions:

          1. “Covered Facility,” except as expressly stated herein, includes the nursing home facilities in California, Arizona, and Hawaii that are licensed, operated, directed, or administered by Beverly or in which Beverly has an ownership or control interest, as defined by 42 U.S.C. § 1320a-3(a)(3).

          2. “Amendment Covered Persons” includes the employees, contractors and agents who work at a Covered Facility who:

(a) perform patient care or resident care duties;

(b) make assessments of patients or residents that affect treatment decisions or reimbursement;

(c) perform billing, coding, or assessment functions described in Section III.A.4. of this Amendment;

(d) perform management oversight on staffing, patient care, resident care, reimbursement, or the CIA and this Amendment; or

(e) perform any function that relates to or is covered by the CIA and this Amendment.

Notwithstanding the above, any non-employee who is hired on a part-time or temporary basis and who works less than 160 hours per year in a Covered Facility or any non-employee private caregivers and/or attending physicians hired by any resident or the family or friends of any resident of a Covered Facility regardless of the hours worked per year in a Covered Facility are not Amendment Covered Persons.

          3. “California Covered Persons” includes the employees, contractors, and agents who are involved directly or indirectly in the delivery of patient or resident care (including individuals who perform management oversight on quality assurance, setting policies or procedures, or making staffing decisions) at a Covered Facility located in the State of California.

Notwithstanding the above, any non-employee who is hired on a part-time or temporary basis and who works less than 160 hours per year in a Covered Facility or any non-employee private caregivers and/or attending physicians hired by any resident or the family or friends of any resident of a Covered Facility located in the State of California regardless of the hours worked per year in a Covered Facility located in the State of California are not California Covered Persons.

III.	Corporate Integrity Obligations

Beverly shall ensure that its compliance program required by the CIA includes the following elements.

     A. Compliance Officer, Committees, and Internal Audit and Review Functions.

          1. Compliance Officer. In addition to his or her other duties, the Compliance Officer appointed pursuant to the CIA shall also provide reasonable assurance that quality of care problems are being appropriately addressed and corrected.

          2. Quality Compliance Committees.

(a)	Corporate Quality Committees. Beverly has established a Corporate Quality Council (“Corporate Quality Committee”). The purpose of the Corporate Quality Committee is to monitor and improve quality of care at Beverly’s nursing homes. At a minimum, the Corporate Quality Committee includes the Compliance Officer, the Corporate Medical Director, the Chief Operating Officer of the Nursing Home subsidiary, the Sr. Vice President of Professional Services, representatives from Beverly’s Regions, and any other appropriate officers or individuals necessary to thoroughly implement the requirements of this Amendment that relate to quality of care in the Covered Facilities.

(b)	Regional Quality Councils. Beverly has established Regional Quality Councils (“Regional Quality Compliance Committees”). The purpose of the Regional Quality Compliance Committees is to address issues concerning quality of care at Beverly’s nursing homes in each of its Regions. At a minimum, the Regional Quality Compliance Committee includes the Regional Vice President of Operations, the Regional Director of Professional Services, and any other appropriate officers or individuals necessary to thoroughly implement the requirements of this Amendment that relate to quality of care in the Covered Facilities. The Regional Quality Council for the Region in which the Covered Facilities are located also includes the California

Compliance Officer. For each Regional Quality Council meeting in the Region in which the covered facilities are located, there shall be senior representatives from the Covered Facilities, chosen on a rotating and random basis, to report to the committee on the adequacy of care being provided at their applicable Covered Facility.

          3. Board of Directors’ Committee. Beverly currently has a Quality Committee as part of its Board of Directors to provide oversight on quality of care issues (“Quality Assurance Monitoring Committee”). This committee shall continue to:

(a)	review the adequacy of Beverly’s system of internal controls, quality assurance monitoring, and patient care;

(b)	ensure that Beverly’s response to state, Federal, internal, and external reports of quality of care issues is complete, thorough, and resolves the issue(s) identified; and

(c)	ensure that Beverly adopts and implements policies and procedures that are designed to ensure that each individual cared for at a Beverly facility receives the highest practicable physical, mental and psychosocial level of care attainable. The individuals who serve on this committee shall be readily available to the Compliance Officer, the Sr. Vice President of Professional Services, the Monitors, and the Independent Review Organization(s) required under this Amendment to respond to any issues or questions that might arise. The names of the Board members and the charter for the committee shall be provided to the OIG within ninety (90) days after the effective date of this Amendment. When new members are appointed, or the responsibilities or authorities of the Board committee are substantially changed, Beverly shall notify the OIG, in writing, within fifteen (15) days of such a change.

          4. Quality Reviews. Beverly currently performs Quality reviews under the “Beverly Quality System.” The Quality Reviews (including quality review follow-ups) are described in a 2002 notebook, which Beverly has previously provided to the OIG. Beverly shall continue to conduct Quality Reviews in the manner described in the 2002 notebook until January 31, 2003, at which time it will commence performing its Quality Reviews in a manner described in a 2003 notebook. The 2003 notebook will be provided to the OIG no later than February 1, 2003. After February 1, 2003, Beverly will continue to conduct Quality Reviews in a manner that devotes at least equal resources to performing the function of quality review at the covered facilities as that described in the 2003 notebook. Beverly shall notify the OIG within fifteen (15) days of any material changes to the form, manner, or frequency of these Quality Reviews. The Quality Reviews shall:

a. make findings of whether the patients and residents at Covered Facilities are receiving the quality of care and quality of life consistent with basic care, treatment and protection from harm standards, including but not limited to, 42 C.F.R. Parts 482 and 483 and any other Federal and state statutes, regulations, and directives;

b. make findings of whether the policies and procedures mandated by this Amendment are created, implemented, and enforced;

c. make findings of whether training is performed in accordance with this Amendment;

d. make findings of whether hotline complaints are appropriately investigated;

e. make findings of whether the reporting obligations are complied with in accordance with this Amendment; and

f. make findings of whether corrective action plans are timely created, implemented, and enforced.

Notwithstanding the above, the obligations and findings required by Sections III.A.4(b), (c), (d), and (e) above may be made by Beverly’s Internal Audit function or any other Beverly review function whose primary responsibility is not to conduct Quality Reviews under the Beverly Quality System.

B. Written Standards.

     1. Policies and Procedures. Beverly has established written Policies and Procedures regarding its Compliance Program and its compliance with relevant Federal and state requirements, including, but not limited to, the requirements of Federal health care programs. Beverly shall continue to assess and update as necessary the Policies and Procedures at least annually and more frequently, as appropriate. The Policies and Procedures shall be available to the OIG upon request. To the extent not already accomplished, Beverly shall make the relevant portions of its Policies and Procedures available to the appropriate Amendment Covered Persons within 120 days after the Effective Date of this Amendment. Compliance staff or supervisors shall continue to be available to explain any and all Policies and Procedures. Within 120 days after the Effective Date of this Amendment, Beverly shall review and analyze its Polices and Procedures to ensure that, at a minimum, such Policies and Procedures specifically address and/or include:

a.	Measures designed to ensure that Beverly fully complies with applicable portions of Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395ggg and 1396-1396v, and all regulations pursuant to these statutes, including 42 C.F.R. 424 and 483;

b.	Measures designed to ensure that Beverly complies with all applicable requirements of Medicare’s Prospective Payment System (“PPS”) for long term care facilities, including, but not limited to: ensuring the accuracy of the clinical data required under the Minimum Data Set (“MDS”) as specified by the Resident Assessment Instrument User’s Manual; ensuring that facilities are appropriately and accurately using the current Resource Utilization Groups (“RUG”) classification system; and ensuring the accuracy of billing and cost report preparation policies and procedures;

c.	Measures designed to ensure the provision of coordinated interdisciplinary care to long term care residents, including, but not limited to the following areas addressed in 42 C.F.R. 483: resident assessment and care planning; nutrition; disease specific care; wound care; infection control; appropriate drug therapies; appropriate mental health services; provision of basic care needs, including the provision of Activities of Daily Living (“ADL”); incontinence care; resident rights; physical and chemical restraint use; therapy services; quality of life, including accommodation of needs and activities; and assessment of resident competence to make treatment decisions; and professional services. Such Policies and Procedures shall include the following specific items:

i.	Nutrition: Measures designed to facilitate nutritional care of residents by the Registered Dietitian including:

(A) Nutritional measures for residents with wounds;

(B) Measures to accurately assess all residents’ appropriate body weight in order to determine an appropriate healthy weight range for each resident on a regular and consistent basis and clearly document such findings in the residents’ charts; and

(C) Measures designed to ensure that Beverly identifies and provides timely clinical responses to all “nutritionally at risk” and “nutritionally compromised” residents at the earliest possible time;

ii.	Provision of Basic Care Needs, including those Activities of Daily Living, such as bathing, oral care, and positioning;

iii.	Use of Chemical & Physical Restraints, pursuant to acceptable professional standards, including:

(A) Measures designed to ensure that physical and chemical restraints are used only pursuant to accepted professional standards when less restrictive alternatives are not effective and that they are never used as punishment or for the convenience of staff;

(B) Measures designed to ensure that appropriate physicians’ orders are obtained and followed before physical restraints are used; and

(C) Measures designed to ensure that psychotropic medication is used only in accordance with accepted professional standards and only where there is an appropriate psychiatric or neuropsychiatric diagnosis, and that psychotropic medication is never used as punishment, in lieu of a training program, for behavior control or in lieu of a psychiatric or neuropsychiatric diagnosis or for the convenience of staff.

iv.	Measures designed to ensure that Beverly provides appropriate wound care (decubitus ulcer) treatment and appropriate nutrition for residents with wounds; and

v.	Measures to assess that the resident’s drug regime is free of unnecessary medications.

d.	Measures designed to ensure the provision of a safe and functional environment for all residents, allowing all residents to be free from mistreatment, verbal, sexual, physical and mental abuse, corporal punishment, involuntary seclusion, neglect and misappropriation of property. Such measures shall include:

i.	Measures designed to ensure that Beverly adequately supervises, monitors and safeguards all residents, including those with histories of exhibiting behaviors that cause injury to themselves or others, and

ii.	Measures designed to ensure that residents shall be protected from being victimized by other aggressive residents.

e.	Measures designed to ensure the provision for an ongoing program of meaningful activities both during the week and on the weekends, which are structured and designed to meet individual needs and interests and the physical, mental, and psychosocial well-being of the residents;

f.	Measures designed to ensure the provision of medically-related social services to attain the individual interests and physical, mental, and psychosocial well-being of each resident, and provides medically-related social services to attain or maintain the highest practicable physical, mental, and psychosocial well-being of each resident;

g.	Measures designed to ensure that physician services are provided in a manner set forth in 42 C.F.R. 483.40, and to provide in any contracts with independent physicians that they render preventative, chronic, routine, acute, follow-up, and emergency medical care in accordance with generally accepted standards of care;

h.	Measures designed to ensure the provision of Nursing Services as outlined in applicable portions of 42.C.F.R. 483.30; and that nursing care is provided in keeping with the accepted professional standards of care such as assessment, planning, implementing and evaluating the care of the long term care resident. Examples of such are:

i.	Notifying physician of health related issues;

ii.	Monitoring and intervening in keeping with professional standards of care; and

iii.	Keeping appropriate records of the residents’ health care status.

i.	Measures designed to ensure that residents and patients are discharged only for the reasons authorized by and in accordance with the procedures established by applicable law and not discharged for financial reasons unless authorized by law;

j.	Measures designed to ensure that staffing is in compliance with Federal health care program requirements and state laws, including, but not limited to, 42 C.F.R. §§ 483.23(a) and (b) (hospitals) and § 483.30 (nursing services, sufficient staff), and not based on financial considerations;

k.	Measures that specify that if the director of nursing (or other person who is making staffing decisions at the facilities) disagrees with a staffing determination that is not in compliance with state or federal regulations or this CIA or the Amendment and that significantly affects patient care made by the Administrator or other individuals at the regional or corporate level, then that person must promptly call the hotline and the Monitor;

l.	Measures designed to minimize the number of individuals working at any Covered Facility who are not Amendment Covered Persons, i.e., are on a temporary assignment or not employed by Beverly, and measures designed to create and maintain a standardized system to track the usage of such individuals at each facility so that the number/proportion of or changing trends in such staff can be adequately identified by Beverly and/or the

Monitor. Use of temporary staff will be reported to the Monitor on an ongoing basis;

m.	Measures designed to ensure compliance with the completion of accurate clinical assessments as required by applicable Federal law;

n.	Measures designed to ensure that all residents and patients are served in the least restrictive environment and most integrated setting appropriate to their needs;

o.	Disciplinary guidelines and methods for employees to make disclosures or otherwise report on compliance issues through the Disclosure Program required by Section III.E of the CIA;

p.	Measures designed to promote adherence to the compliance and quality of care standards set forth in the applicable statutes, regulations, and in this Amendment, by including such adherence as a significant factor in determining the compensation to Administrators of the facilities, and the individuals responsible for such compliance at the regional, and corporate level;

q.	Measures designed to ensure cooperation by Beverly and its employees, contractors, and agents with the Monitor in the performance of his or her duties as set forth infra;

r.	Measures designed to ensure that compliance issues identified internally e.g., through reports to supervisors, hotline complaints, internal audits, patient satisfaction surveys, CHSRA quality indicators, facility specific key indicators, or internal surveys) or externally (e.g., through CMS or state survey agency reports, consultants, audits performed by the Independent Review Organization, or Monitor’s reports) are promptly and appropriately investigated and, if the investigation substantiates compliance issues, Beverly assesses the nature and scope of the problems, implements appropriate corrective action plans, and monitors compliance with such plans;

s.	Measures designed to effectively collect and analyze staffing data, including staff-to-resident ratio and staff turnover;

t.	Measures designed to ensure that individuals and entities who fall within the ambit of the Covered Contractor definition are appropriately supervised to ensure that the Covered Contractor is acting within the parameters of Beverly’s Policies and Procedures and the requirements of Federal health care programs;

u.	Measures designed to ensure that appropriate and qualified individuals perform the internal audits;

v.	Non-retaliation policies and methods for employees to make disclosures or otherwise report on compliance issues through the Disclosure Program required by Section III.E of the CIA;

w.	Disciplinary guidelines to reflect the Code of Conduct requirements as specified in Section III.B.1 of the CIA;

x.	Measures designed to ensure that Provider has a system to require and centrally collect reports relating to incidents, accidents, abuse and neglect. The reports required under this system shall be of nature to allow the Quality Assurance Committees meaningful information to be able to determine: 1) if there is a quality of care problem; and 2) the scope and severity of the problem;

y.	Measures designed to inform Covered Persons of the staffing requirements of Federal and state law; and

z.	Measures to inform Covered Persons during orientation and during other training required by this Amendment that staffing levels are a critical aspect of patient and resident care, and if any person has a concern about the level of staffing that there are many avenues available to report such concerns, including, but not limited to, the Administrator, the Hotline (as described in Section III.E of the CIA), individuals at the district, regional, or corporate level, or directly to the Compliance Officer or Monitor.

Beverly shall assess and update as necessary the Policies and Procedures at least annually and more frequently, as appropriate. The Policies and Procedures will be available to OIG upon request.

     C. Training and Education.

     1. Training in Hawaii and Arizona facilities. Training conducted in facilities located in Hawaii and Arizona will continue to be conducted in the same manner as exists as of the date of this Amendment. Such training includes includes: (a) Infection Control, Prevention of Communicable Diseases; (b) Residents Rights; (c) Abuse Prevention; (d) Safety and Accident Prevention; (e) Restraint Reduction/ Needs of the Aged; (f) Fire and Disaster Preparedness; and (g) Facility Policies and Procedures.

     2. Supplemental Training to California Covered Persons. Pursuant to the schedule set forth below, each California Covered Person shall receive Supplemental Training in addition to the training required in the original CIA. This Supplemental Training shall include a discussion of the policies and procedures set forth in Section III.B, including, but not limited to:

a.	policies, procedures, and other requirements applicable to the documentation of medical records; and

b.	the coordinated interdisciplinary approach to providing care to residents, including, but not limited to, resident assessment and care planning; nutrition; diabetes care; wound care; infection control; abuse and neglect policies and reporting procedures; appropriate drug therapies; appropriate mental health services; provision of basic care needs; incontinence care; resident rights and restraint use; ADL care; therapy services; quality of life, including accommodation of needs and activities; and assessment of the resident’s competence to make treatment decisions.

Supplemental Training on each topic in Sections III.C.1.a. and b. above shall be given (to the extent it was not previously given within six (6) months prior to the Effective Date of this Amendment by in-service training, orientation or otherwise) at each Covered Facility located in California to each California Covered Person. No later than one hundred and twenty (120) days after the Effective Date of this Amendment, Beverly shall institute a rotating training program at the Covered Facilities located in California whereby the Supplemental Training specified above shall be instituted in a reasonable manner, one topic each week, until all topics specified above in Sections III C.1.a. and b. has been completed. By the time the rotating program is completed, all currently employed California Covered Persons and all California Covered Persons retained in the interim period (between six (6) months prior to the Effective Date of this Amendment and one hundred twenty (120) days after the Effective Date), shall have received the Supplemental Training, orientation (in the case of New California Covered Persons), or other training regarding each topic as applicable. All subsequently retained California Covered Persons shall enter into the rotating program within two (2) weeks of their date of employment and shall receive the Supplemental Training required by Section III C. of this Amendment by orientation, in-service, or otherwise in each of the areas specified in Sections III. C.1. a. and b. above as applicable and on a weekly basis consistent with the rotating training program.

Beverly may arrange the Supplemental Training to be provided pursuant to the provisions of this Amendment so that similar or even different topics can be taught within the same in-service training program, orientation, or other training. Separate in-service training programs, orientations or other training are not required for each of the topics if some of the topics to be taught can be reasonably combined into one in-service training program and/or orientation and/or other training. If a California Covered Person has any responsibility for the delivery of patient or resident care, then prior to completing this specific training, a Beverly Covered Person who has completed the substantive training shall monitor the untrained person’s work.

Every California Covered Person shall receive such Supplemental Training on an annual basis.

In addition, each facility shall conduct periodic training on an “as needed” basis on those quality of care issues identified by the Board of Directors Committee, the Compliance Committee or through other means as set forth below. In determining what training should be performed, these Committees will review the complaints received, satisfaction surveys, staff turnover data, any state or Federal surveys, including those performed by the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”) or other such private agencies, any internal surveys, and the CHSRA quality indicators. Such training, at a minimum, shall include in-service training for each California Covered Person at the applicable Covered Facility in California addressing the issues set forth for each deficiency of a level F or higher (Federal F-tag) or for each B, A, or AA citation (California-specific) received by a Covered Facility. Such training will be provided to all California Covered Persons within sixty (60) days of the Annual Report for that year or earlier.

Each individual trained will be evaluated through means such as testing, monitoring, or supervision to confirm that each person trained understands the topic taught, and is properly implementing the practices, policies, procedures or techniques, which were taught. If it becomes evident to the instructor or supervisor that the person trained does not understand the topic taught, and/or is not properly implementing the practices, policies, procedures or techniques which were taught, then “as-needed” training shall be conducted for such California Covered Person until such time that the person being trained does in fact understand the topic taught, and is implementing the practices, policies, procedures or techniques that were taught. Any California Covered Person who is not able to demonstrate that he or she understand the topic taught, or is not able to demonstrate that he or she is properly implementing the practices, policies, procedures or techniques which were taught in either the Supplemental Training or “as-needed” training, shall not be allowed to engage in direct patient care involving such practices, policies, procedures or techniques without the direct supervision by a competent supervisor. Such practices, policies, procedures or techniques shall not be performed by a California Covered Person, even with the direct supervision by a competent supervisor, if the attempted implementation of such practices, policies, procedures, or techniques by the person being trained creates a reasonable possibility of injury or harm to the resident being cared for if such implementation is not done properly.

Training materials shall be made available to OIG upon request. Persons providing the training must have sufficient expertise in the subject area.

     3. Certification. Each California Covered Person shall certify, in writing, that he or she has attended the required training. The certification shall specify the type of training received and the date received. Each Covered Facility in California shall retain the certifications, along with specific course materials. These shall be made available to OIG upon request made to the Compliance Officer.

     D. Independent Monitor.

Within sixty (60) days after the Effective Date of this Amendment, Beverly shall retain an appropriately qualified monitoring team (the “Monitor”), approved by the OIG. The Monitor may retain additional personnel, including, but not limited to, independent consultants, if needed to help meet the Monitor’s obligations under this Amendment. Beverly shall be responsible for all fees and expenses incurred by the Monitor, including, but not limited to, travel costs, consultants, administrative personnel, office space and equipment, or additional personnel. The Monitor shall charge a reasonable rate for his or her fees and expenses, which shall not exceed $750,000 per year unless the OIG, after consultation with Beverly, determines that exceptional circumstances necessitate additional expenditures. As a condition to retaining the Monitor, Beverly shall require the Monitor to enter into a subcontract with an individual or entity, approved by the OIG, that has the requisite expertise, capacity and access to MDS data directly from CMS to perform quarterly Quality Indicator data analysis reports of the type described in the attached Appendix # 1. To assist Beverly in its budgeting process, the Monitor shall provide Beverly with an estimated budget on an annual basis. Such budget shall be provided to Beverly no later than November 1 of each year. Failure to pay the Monitor within thirty (30) calendar days of submission of its invoices for services previously rendered shall constitute a breach of the CIA and this Amendment and shall subject Beverly to one or more of the remedies set forth in Section VI infra. The Monitor may be removed solely at the discretion of the OIG. If the Monitor resigns or is removed for any reason prior to the termination of the Amendment, Beverly shall appoint another Monitor, after approval by the OIG, with the same functions and authorities.

1. The Monitor shall be responsible for assessing the effectiveness, reliability and thoroughness of the following at or with regard to Covered Facilities:

a. Beverly’s Quality of Care internal quality control systems, including, but not limited to, whether the systems in place to promote quality of care and to respond to quality of care issues are acting in a timely and effective manner; whether the communication system is effective, allowing for accurate information, decisions, and results of decisions to be transmitted to the proper individuals in a timely fashion; and whether the training programs are effective and thorough;

b. Beverly’s response to quality of care issues at Covered Facilities, which shall include an assessment of:

(1) Beverly’s ability to identify the problem;

(2) Beverly’s ability to determine the scope of the problem, including, but not limited to whether the problem is isolated or systemic;

(3) Beverly’s ability to create a corrective action plan to respond to the problem;

(4) Beverly’s ability to execute the corrective action plan; and

(5) Beverly’s ability to evaluate whether the assessment, corrective action plan and execution of that plan was effective, reliable, and thorough.

c. Beverly’s development and implementation of corrective action plans and the timeliness of such actions; and

d. Beverly’s proactive steps to ensure that each patient and resident in a Covered Facility receives care in accordance with: (1) basic care, treatment and protection from harm standards; (2) the rules and regulations set forth in 42 C.F.R. Parts 482 and 483; (3) state and local statutes, regulations, and other directives or guidelines; and (4) the policies and procedures adopted by Beverly and set forth in this Amendment.

2. Access. The Monitor shall have access to:

a. Covered Facilities, at any time and without prior notice;

b. The following types of documents: (1) the CMS quality indicators (for Covered Facilities); (2) internal or external surveys or reports applicable to Covered Facilities; (3) Beverly’s hotline complaints regarding Covered Facilities; (4) resident or patient satisfaction surveys for each Covered Facility; (5) staffing data for each Covered Facility in the format requested by the Monitor, including but not limited to reports setting forth the staff to patient ratios, temporary staffing levels, and staff turnover data, as well as reports of any facility where temporary agency staff constitutes more than ten percent of the nursing and direct care staff; (6) incident, accident, abuse, neglect or death reports for each Covered Facility; (7) reports of incidents involving a patient or resident that prompt a full internal investigation at a Covered Facility; (8) patient or resident records for Covered Facilities; (9) financial data for Covered Facilities; (10) self-evaluative reports including, but not limited to, those from quality assurance committees, applicable to Covered Facilities; and (11) any other pre-existing data, including the reconfiguring of existing data that the Monitor may determine relevant to fulfilling the duties required under this Amendment in the format requested by the Monitor, to the extent practicable; and

c. Immediate access to Covered Facilities’ current patients, residents, and staff subject to: (1) their clinical condition; and (2) their consent to conduct interviews outside the presence of Beverly supervisory staff or counsel, provided such interviews are conducted in accordance with all applicable laws and the rights of such individuals.

3. Beverly’s Obligations. Beverly shall:

a. Not impede the Monitor’s access to its facilities (pursuant to the provisions of this Amendment) and shall provide any requested documentation within the time frame specified by the Monitor, subject to any extensions and modifications requested by Beverly and granted by the Monitor (the Monitor shall balance the circumstances of the situation with the burden on Beverly when making document requests);

b. Assist in contacting and arranging interviews of Amendment Covered Persons, and not impede the cooperation by such individuals;

c. Provide access to current residents or patients and contact information for their families and guardians, in a manner consistent with the rights of such individuals under state or Federal law, and not impede their cooperation;

d. Provide the last known contact information for former employees, contractors, and agents, and not impede the cooperation from such individuals, including but not limited to, refraining from placing any provision in agreements that would limit such cooperation;

e. Provide the last known contact information for former residents, patients, their families, or guardians consistent with the rights of such individuals under state or Federal law, and not impede their cooperation;

f. Address any written recommendation made by the Monitor either by substantially implementing the Monitor’s recommendations or by explaining in writing why it has elected not to do so;

g. Pay the Monitor’s bills for Monitor’s Costs within 30 days of receipt. While Beverly must pay all the Monitor’s bills within 30 days, Beverly may bring any disputed Monitor’s Costs or bills to OIG’s attention;

h. Not sue or otherwise bring any action against the Monitor related to any findings made by the Monitor or related to any exclusion or other sanction of Beverly under this Agreement; provided, however, that this clause shall not apply to any suit or other action based solely on the dishonest or illegal acts of the Monitor, whether acting alone or in collusion with others; and

i. Provide the Monitor a report within forty-eight hours of becoming aware that any of the following occurrences may exist:

(1) Deaths or injuries related to the use of restraints;

(2) Deaths or injuries related to the use of psychotropic medications;

(3) Suicides;

(4) Deaths or injuries related to abuse or neglect (as defined in the applicable Federal guidelines); and

(5) Any other incident that involves or causes actual harm to a resident when such incident prompts a full internal investigation.

Each such report shall contain the full name, Social Security number, and date of birth of the resident, the date of death or incident, and a brief description of the events surrounding the death or incident.

4. The Monitor’s Obligations. The Monitor shall:

a. Respect the legal rights, privacy, and dignity of all Amendment Covered Persons, residents, and patients;

b. Where independently required by applicable law or professional licensing standard, to report any finding to an appropriate regulatory or law enforcement authority, simultaneously submit copies of such reports to the OIG and to Beverly;

c. At all times act reasonably in connection with its duties under the Amendment including when requesting information from Beverly;

d. Simultaneously provide quarterly reports to Beverly and OIG concerning the findings made to date;

e. Submit bills to Beverly on a consolidated basis no more than once per month, and submit an annual summary representing an accounting of its costs throughout the year to Beverly and to OIG. Beverly shall have the opportunity to review such bills and bring any issue of disputed bills or costs to the attention of OIG. The Monitor shall submit to Beverly an annual report representing an accounting of its costs throughout the year;

f. Not be bound by any other private or governmental agency’s findings or conclusions, including, but not limited to, JCAHO, CMS, or the state survey agency. Likewise, such private and governmental agencies shall not be bound by the Monitor’s findings or conclusions. The Monitor’s reports shall not be the sole basis for determining deficiencies by the state survey agencies. The parties agree that CMS and its contractors shall not introduce any material generated by the Monitor, or any opinions, testimony, or conclusions from the Monitor as evidence into any proceeding involving a Medicare or Medicaid survey, certification, or other enforcement action against Beverly, and Beverly shall similarly be restricted from using material generated by the Monitor, or any opinions, testimony, or conclusions from the Monitor as evidence in any of these proceedings. Nothing in the previous sentence, however, shall preclude the OIG or Beverly from using any material generated by the Monitor, or any opinions, testimony, or conclusions from the Monitor in any action under the CIA or this Amendment or pursuant to any other OIG authorities or in any other situations not explicitly excluded in this subsection subject to the confidentiality provisions set forth in Section V. of this Agreement;

g. Abide by the legal requirements of Beverly’s facilities to maintain the confidentiality of each resident’s personal and clinical records, and to maintain confidential and not to disclose the records of Beverly’s Corporate Compliance Committee, Corporate, Regional or District Quality Councils, Facility QAA Committees and self-evaluative reports, including, but not limited to, those from, Internal Audit, the Hotline, medical review committees, if any, quality assurance committees or peer review committees, if any. See 42 C.F.R. §§483.10 and 483.75(0)(3)). Nothing in the prior sentence, however, shall limit or affect the Monitor’s obligation to provide information, including information from patient and resident clinical records, to the OIG, and, when legally or professionally required, reporting to other agencies;

h. Except to the extent required by law, maintain the confidentiality of any proprietary financial and operational information, processes, procedures and forms obtained in connection with its duties under this Amendment and not comment publicly concerning its findings except to the extent authorized by the OIG;

i. Visit each Covered Facility as often as the Monitor believes it necessary to perform its functions;

j. Where appropriate, communicate requests for access, documents or other information to the Compliance Officer; and

k. When possible, identify the criteria under which it intends to assess Beverly’s or individual Covered Facilities’ activities as set forth herein and communicate those criteria to Beverly in advance of its assessments.

5. Miscellaneous Provisions

a. The Monitor may confer and correspond with Beverly and OIG on an ex parte basis at any time.

b. If, after consulting with Beverly, the Monitor has concerns about corrective action plans that are not being enforced or systemic or repeated problems that could impact Beverly’s ability to render quality care to its patients and residents, the Monitor shall: (A) report such concerns in writing to the OIG, which in its discretion shall relay such concerns to the Consortium (the Consortium consists of representatives of OIG, the Department of Justice (DOJ) and CMS); and (B) provide notice and a copy of the report to the Compliance Officer and the Board Committee. Beverly shall be provided an opportunity to respond to the Consortium concerning any such report. The Consortium shall seek to resolve any such dispute between the Monitor and Beverly prior to OIG seeking any remedies pursuant to the terms of the CIA and this Amendment;

c. The Monitor shall not control, manage or operate Beverly.

     E. Reporting of Material Deficiencies. The definition of Material Deficiency set forth in Section III.H.4(iii) of the CIA and Beverly’s reporting obligations set forth in Section III.H.2 of the CIA are hereby amended to provide that Beverly no longer must report occurrences or instances meeting the definition of Material Deficiency set forth in Section III.H.4(iii) if those occurrences or instances occur in a Covered Facility. Sections III.H.2 and III.H.4(iii) shall continue to apply to Beverly with regard to all other nursing home facilities owned or operated by Beverly not defined as Covered Facilities in Section II. of this Amendment.

IV.	Implementation and Annual Reports

     A. Implementation Report. On or before March 31, 2003, Beverly shall submit a written report to OIG summarizing the status of its implementation of the requirements of this Amendment. This Implementation Report shall include:

1. the name, address, phone number and position description of all individuals in positions described in Section III.A;

2. the charter for the Board of Directors’ Committee required in Section III.A;

3. the program(s) for the Quality Reviews required in Section III.A.4;

4. a description of the training programs required by Section III.C, including a description of the targeted audiences and a schedule of when the training sessions were held; and

5. a certification by the Compliance Officer that, unless the non-compliance is clearly and explicitly described in the Implementation Report:

a.	the Policies and Procedures required by Section III.B have been developed, are being implemented, and have been made available to all pertinent employees, contractors, and agents; and

b.	all persons required by Section III.C to have completed training and executed a certification have done so.

The information and certifications required to be included on the Implementation Report may be included in Beverly’s Annual Report filed pursuant to Section V of the CIA.

     B. Annual Report. Each Annual Report required by the CIA shall include, in addition to the information required by Section V.B. of the CIA, the following:

1. any change in the identity or position description of individuals in positions described in Section III.A of this Amendment, a change in any of the committees’ structure or charter, or any change in the Quality Review program;

2. a certification by the Compliance Officer that, unless the non-compliance is clearly and explicitly described in the Annual Report:

a.	all California Covered Persons have completed the training and executed the certification required by Section III.C; and

b.	Beverly has effectively implemented all plans of correction related to problems identified under this Amendment Beverly’s Compliance Program, or Quality Reviews.

3. notification of any changes or amendments to the Policies and Procedures required by Section III.B of this Amendment and the reasons for such changes (e.g., change in contractor policy);

4. a summary of the Covered Facilities reviewed pursuant to Section III.B.4., a summary of the findings of such review, and a summary of the corrective action taken under the Quality Review Program; and

5. Beverly’s response/corrective action plan to any issues raised by the Monitor.

     C. Certifications. The Implementation Report and Annual Reports shall include a certification by Beverly’s Compliance Officer, under penalty of perjury, that: (1) Beverly is in compliance with all of the requirements of this Amendment and the CIA (unless the non-compliance is clearly and explicitly described in the Implementation or Annual Report), to the best of his or her knowledge; and (2) the Compliance Officer has reviewed the Report and has made reasonable inquiry regarding its content and believes that, upon such inquiry, the information is accurate and truthful. Each Report shall also include a certification the chair of the appropriate committee(s) of Beverly’s Board of Directors certifying that the committee(s)’ members have reviewed the Annual Report.

V.	Disclosures

The OIG will follow all applicable Federal laws concerning privacy and confidentiality, including the Federal Privacy Act, 5 U.S.C. § 552a, to the greatest extent allowed by law.

Consistent with HHS’s Freedom of Information Act (“FOIA”) procedures, set forth in 45 C.F.R. Part 5, the OIG shall make a reasonable effort to notify Beverly prior to any release by OIG of information submitted by Beverly pursuant to its obligations under this Amendment or the CIA and identified upon submission by Beverly as trade secrets, commercial or financial information and privileged and confidential under the FOIA rules. Beverly shall refrain from identifying any information as trade secrets, commercial, or financial information and privileged and confidential under the FOIA rules. Beverly shall refrain from identifying any information as trade secrets, commercial, or financial information and privileged and confidential that does not meet the criteria for exemption from disclosure under FOIA. With respect to the disclosure of information, Beverly shall have the rights set forth in 45 C.F.R. § 5.65(d). The OIG shall seek to protect confidential information under the FOIA rules to the greatest extent allowed by law. The OIG shall provide the pre-disclosure notice required pursuant to 45 C.F.R. § 5.65(d) to the Compliance Officer at the address provided in Section VI of the CIA.

One of the purposes of the original CIA and this Amendment is to assist and monitor Beverly to ensure that Beverly develops, revises, and maintains effective internal controls that promote adherence to applicable Federal and state laws and the program requirements of Federal and state health care programs. Communication, record-keeping, reporting and frank and open communication by and between the OIG and Beverly, its employees and its Compliance Officer are essential to meeting the OIG’s expectations and the purpose of the CIA and this Amendment.

Nothing in this Amendment or the CIA, or any communication or report made pursuant to this Amendment or the CIA, shall constitute or be construed as a waiver by Beverly or Beverly’s attorney-client, work product, peer review, or other applicable privileges, including, without limitation, the protections contained in 42 C.F.R. § 473.75(o).

Notwithstanding that fact, the existence of any such privilege does not affect Beverly’s obligations to comply with the provisions of the CIA or this Amendment or to provide documents and information to the OIG pursuant to the CIA or this Amendment.

VI.	Breach and Default Provisions

Beverly is expected to fully and timely comply with all of the obligations herein throughout the term of this Amendment or other time frames herein agreed to.

A.	Specific Performance of Amendment Provisions. If OIG determines that Beverly is failing to comply with a provision or provisions of this Amendment and decides to seek specific performance of any of these provisions, OIG shall provide Beverly with prompt written notification of such determination (“Noncompliance Notice”).

B.	Opportunity to Cure. Beverly will have thirty five (35) days from receipt of the Noncompliance Notice either to demonstrate to the OIG’s satisfaction that: (1) Beverly is in full compliance with this Amendment; (2) the alleged failure to comply has been cured; or (3) the alleged non-compliance cannot be cured within the thirty-five (35) day period but that: (i) Beverly has begun to take action to cure the non-compliance; (ii) Beverly is pursuing such action with due diligence; and (iii) Beverly has provided to the OIG a reasonable timetable for curing the non-compliance; or to reply in writing that Beverly disagrees with the determination of noncompliance and request a hearing before an HHS Administrative Law Judge (“ALJ”), pursuant to the provisions set for in Section VI.E of this Amendment. This purpose of the hearing is to determine whether Beverly has failed to comply with the Amendment and whether Beverly shall be required to implement the particular provisions at issue.

C.	Stipulated Penalties for Failure to Comply with Certain Obligations. In addition to the Stipulated Penalty provisions of the original CIA, as a contractual remedy, Beverly and OIG agree that failure to comply with certain obligations set forth in this Amendment may lead to the imposition of the following monetary penalties (“Stipulated Penalties”) in accordance with the following provisions: A Stipulated Penalty of $1,000 (which shall begin to accrue ten (10) days after the date OIG provides notice to Beverly of the failure to comply) for each day Beverly fails to comply fully and adequately with an obligation of this Amendment that is widespread or systemic in nature or reflective of a pattern or practice. In its notice to Beverly, the OIG shall state the specific grounds for its determination that Beverly has failed to comply fully and adequately with the CIA or Amendment obligation(s) at issue. The “Opportunity to Cure” provisions of Section VI.B. above apply to this Section as though fully set forth herein.

D.	Exclusion for Material Breach of the CIA

          Material Breach. In addition to the definition of Material Breach set forth in the original CIA, Material Breach also means:

a. a failure to address concerns raised by the Monitor as set forth in Section III.D.1. above or otherwise meet an obligation under this Amendment that has a material impact on the quality of care rendered to any residents or patients of Beverly;

b. a failure to retain and use the Monitor in accordance with Section III.D.

The notice and cure provisions of Section X.C. of the CIA apply equally to this Section VI.D. of the Amendment as though fully set forth herein.

E.	Dispute Resolution

          1. Review Rights. Upon the OIG’s delivery to Beverly of its Noncompliance Notice, and as an agreed-upon contractual remedy for the resolution of disputes arising under the obligations of this Amendment, Beverly shall be afforded certain review rights comparable to those set forth in 42 U.S.C. § 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the specific performance, Stipulated Penalties, or exclusion sought pursuant to this Amendment. Specifically, an action for specific performance shall be subject to review by an ALJ and, in the event of an appeal, the Departmental Appeals Board (“DAB”), in a manner consistent with the provisions in 42 C.F.R. §§ 1005.2-1005.21. Notwithstanding the language in 42 C.F.R. § 1005.2(c), a request for a hearing involving specific performance shall be made within thirty (30) days of the date of the Demand Letter.

          2. Specific Performance Review. Notwithstanding any provision of Title 42 of the United States Code or Chapter 42 of the Code of Federal Regulations, the only issues in a proceeding for specific performance of Amendment provisions shall be:

(a) whether, at the time specified in the Noncompliance Notice, Beverly was in full and timely compliance with the obligations of this Amendment for which the OIG seeks specific performance; and (b) whether Beverly failed to cure. Beverly shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. If the ALJ finds for the OIG, Beverly shall take the actions OIG deems necessary to cure within (20) days after the ALJ issues such a decision notwithstanding that Beverly may request review of the ALJ decision by the DAB.

          3. Finality of Decision. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this Amendment agree that the DAB’s decision (or the ALJ’s decision if not appealed) shall be considered final for all purposes under this Amendment, and Beverly agrees to waive any right it may have to appeal the decision administratively, judicially or otherwise seek review by any court or other adjudicative forum.

          4. Review by Other Agencies. Nothing in this Amendment shall affect the right of CMS or any other Federal or State agency to enforce any statutory or regulatory authorities with respect to Beverly’s compliance with applicable Federal and state health care program requirements.

VII.	Effective and Binding Agreement

     A. This Amendment shall be binding on the successors, assigns, and transferees of Beverly, except that facilities and entities which Beverly subsequently divests shall be excused from the obligations under the Amendment upon the assignment of a provider agreement or the disposition of assets to an entity unrelated to Beverly.

     B. All other sections of Beverly’s original CIA will remain unchanged and in effect and applicable to this Amendment, unless specifically amended upon the prior written consent of the OIG.

     C. The undersigned Beverly signatories represent and warrant that they are authorized to execute this Amendment. The undersigned OIG signatory represents that he is signing this Amendment in his official capacity and that he is authorized to execute this Amendment; and any modifications to this Amendment shall be made only with the prior written consent of the parties to the CIA and this Amendment.

     D. The Effective Date of this Amendment shall be the date the last signatory signs the Amendment.

     E. The original CIA and this Amendment are by and between the parties hereto and for their sole benefit and not for the benefit of any third parties. Notwithstanding any language in the original CIA or this Amendment, neither the original CIA nor this Amendment shall create or be construed or interpreted to create any benefit for any person not a party to the original CIA or this Amendment or create any right or cause of action in or on behalf of any person (including without limitation any resident, patient or customer of Beverly) other than the parties hereto.

On behalf of the Office of Inspector General
of the Department of Health and Human Services

LEWIS MORRIS	DATE
Chief Counsel to the Inspector General Office of Inspector General U. S. Department of Health and Human Services

On Behalf of Beverly Enterprises Inc.

WILLIAM R. FLOYD	DATE
Chairman and Chief Executive Officer